Exhibit 4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Core Molding Technologies, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, namely its common stock, par value $0.01 per share.

Description of our Common Stock
As of December 31, 2023, our authorized common stock was 20,000,000 shares, of which 9,040,704 shares were issued and outstanding (which includes 385,320 shares of unvested restricted common stock). The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of our Charter Documents
Provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the Company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:
a.as discussed above, our certificate of incorporation permits our board of directors to issue a new series of preferred stock with terms that may make an acquisition by a third person more difficult or less attractive;
b.our bylaws provide that special meetings of the stockholders may be called only (i) by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire board of directors or (ii) by the Secretary of the Company upon the written request of the holders of 20% or more of the Company’s common stock;
c.our certificate of incorporation prohibits stockholder action by written consent; and
d.with respect to business combinations, our certificate of incorporation proscribes that we shall not (i) merge or consolidate with any one or more corporations, joint-stock associations or non-stock corporations (other than in a merger not requiring any vote of stockholders of the Company under the General Corporation Law of the State of Delaware), (ii) sell, lease or exchange all or substantially all of our property and assets, or (iii) adopt any plan or proposal for the liquidation or dissolution of the Company, unless (a) the board of directors shall, at a meeting duly called, adopt a resolution, by the affirmative vote of at least two-thirds (2/3) of the entire board of directors, approving such action and (b) such action shall be approved at a meeting by the affirmative vote of the holders of 66 2/3% of the shares of capital stock.

Limitation of Liability and Indemnification
Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.